Exhibit 99.1

Behringer Harvard Acquires Portfolio of Medical Office
Assets in Miami-Fort Lauderdale Metro Area

DALLAS, October 21, 2010 — Behringer Harvard announced today its acquisition of a portfolio of nine medical office buildings totaling more than 691,000 square feet located at various sites in the Miami-Fort Lauderdale metro area of southeast Florida. In addition to these buildings, the portfolio includes 7.8 acres of undeveloped land adjacent to the Florida Medical Center in Fort Lauderdale.

“Healthcare has been one of the most resilient sectors of the economy during the recent recession, and Fort Lauderdale already has seen positive net absorption of medical office space during the first half of this year,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “As the economy continues to recover, we believe this portfolio is positioned to benefit from anticipated expansion in health-sector employment as well as increased demand for medical services.”

Mr. Gillespie also said, “Our goal is to enhance the value of these properties by increasing the portfolio’s overall occupancy rate, which was 84 percent as of September 2010. We plan to invest more than $5 million in renovations and capital improvements designed to increase the buildings’ appeal to prospective tenants.”

All the medical office assets in this value-added portfolio are located either on the campus of or near acute care hospitals operated by Dallas-based Tenet Healthcare Corporation. These hospitals are located in communities throughout the Miami-Fort Lauderdale metro area. The portfolio includes:

•                  Gardens Medical Pavilion, a premier, five-story, Class A property providing more than 75,000 square feet of medical office space at 3401 PGA Boulevard in Palm Beach Gardens.

•                  Victor Farris Building, a nine-story, 148,000-plus-square-foot Class A medical office property on the campus of Good Samaritan Medical Center at 1411 N Flagler Drive in West Palm Beach.

•                  Palmetto Medical Plaza, an eight-story, 130,000-plus-square-foot medical office property at 7100 W. 20th Avenue on the campus of Palmetto General Hospital in Hialeah.

•                  Hialeah Medical Plaza, a five-story, 72,000-plus-square-foot medical office building at 777 E. 25th Street on the campus of Hialeah Hospital in Hialeah.

•                  North Shore Medical Arts, a four-story, 56,000-plus-square-foot medical office property on the campus of North Shore Medical Center at 1190 N.W. 95th Street in Miami.

•                  Four medical office buildings at Florida Medical Center (FMC) in Fort Lauderdale: FMC Medical Mall, FMC North, FMC Central and FMC East. The FMC buildings provide more than 207,000 square feet of rentable space.

Behringer Harvard made this investment through a joint venture with AW Property Co., a commercial real estate firm with headquarters in Palm Beach Gardens that specializes in Florida markets. Earlier this month, Behringer Harvard acquired 100 percent ownership of eight properties in the portfolio; AW Property Co. subsequently contributed a ninth building and a cash capital contribution to acquire an aggregate 10 percent joint venture interest in the portfolio. AW Property Co. will provide property management and leasing services for all buildings in the portfolio.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

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